Exhibit 99.1

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox CEO to Investors: Focus on Growth Markets and Margin Expansion to Increase Shareholder Value

NEW YORK, Nov. 12, 2013 – At its annual investor conference being held today, Xerox (NYSE: XRX) is detailing its strategy with a focus on delivering long-term value for shareholders through earnings growth, strength in a diversified portfolio and innovative technology and services.

“Fifty-six percent of our revenue now comes from services and we’re on track to grow that number to 66 percent by 2017. We’re managing our business for growth and margin expansion in services, and for maintaining strong cash flow and market leadership in document technology,” said Ursula Burns, chairman and chief executive officer. “Investments in services coupled with our expertise in vertical markets gives us the competitive edge needed to provide targeted solutions in a wide variety of industries from customer care and education to transportation and healthcare.”

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Focus on Vertical Industries: Xerox is taking advantage of growing markets including healthcare. In 2013 the company unveiled its next generation Medicaid Management Information System, offering states new efficiencies on a modern platform. PARC, A Xerox Company, developed proprietary software to combat fraud, waste and abuse in healthcare applications. The company also supported the launch of health insurance exchanges in Nevada, Kentucky and other states.

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Innovation in Document Management: Xerox is connecting its market-leading Managed Print Services (MPS) with its business process and IT outsourcing capabilities to create the next phase in document outsourcing, automating workflow with technology and consulting services to help clients meet the needs of an ‘always-on’ mobile workforce.

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Leadership in Document Technology: As a technology innovator, one way Xerox is capitalizing on the growing need for customized communications is in digital printing. Xerox offers a portfolio of advanced production presses that include waterless and inkjet-based solutions that enable print providers to deliver tailored services.

During the investor conference, the company will outline its expectations for 2014 financial performance. Full-year 2014 GAAP earnings per share are expected to be in the range of 93 to 99 cents. Adjusted earnings per share are expected to be $1.10 to $1.16. 2013 full-year expectations remain unchanged with GAAP earnings per share from continuing operations to be in the range of 93 to 95 cents, and adjusted EPS of $1.08 to $1.10.

For 2014, Xerox expects operating cash flow of $1.8 to $2.0 billion, with no finance receivable sales planned. The company also expects to allocate at least $500 million for stock buyback, and anticipates spending up to $500 million on acquisitions and $300 million on dividends. Building on its share repurchase plan, Xerox’s board of directors has approved a $500 million increase in its current share repurchase plan which brings its current authorization level to approximately $1.5 billion.

The company continues to expect operating cash flow for 2013 at the higher end of its $2.1 to $2.4 billion range, which is enabling greater than $600 million in share repurchase.

Xerox will host the live video webcast of today’s conference at 9 a.m. ET at http://cdn1.xfactorcom.com/xerox/20131112/. A replay will be available after 5 p.m. ET, Tuesday, November 12.

About Xerox

Since the invention of Xerography 75 years ago, the people of Xerox (NYSE: XRX) have helped businesses simplify the way work gets done. Today, we are the global leader in business process and document management, helping organizations of any size be more efficient so they can focus on their real business. Headquartered in Norwalk, Conn., more than 140,000 Xerox employees serve clients in 160 countries, providing business services, printing equipment and software for commercial and government organizations. Learn more at www.xerox.com.

Non- GAAP Measures

This release refers to the non-GAAP financial measure “Adjusted earnings per share” for full-year 2013 and 2014 guidance, which excludes the amortization of intangible assets of $0.15 for 2013 and $0.17 for 2014.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013; and our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contact:

Karen Arena, Xerox, +1-203-849-5521, Karen.Arena@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

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